EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-194280) and related Prospectus of Griffin Capital Essential Asset REIT II, Inc. (the Company) for the registration of up to $2,200,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2015 with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
October 2, 2015